EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (the "Agreement") is made as of this ___ day of _______________, 20___, by and between Intersections Inc., a Delaware corporation, with offices at 14901 Bogle Street, Chantilly, Virginia 20151 (the "Corporation") and John G. Scanlon, an individual, residing at 6105 Still Water Way, McLean, Virginia 22101 (the "Executive").

W I T N E S S E T H:

          WHEREAS, the Corporation desires to employ the Executive and the Executive desires to accept such employment upon the terms and conditions contained in this Agreement;

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

           1.           Employment. The Corporation hereby employs the Executive, and the Executive hereby accepts employment by the Corporation, under the terms and conditions set forth herein. Commencing upon expiration of the 90-day period described in Section 6(d) below, the Executive's title shall be Executive Vice President, with such sub-designation as may be determined by the Chief Executive Officer of the Corporation. The Corporation's obligations under this Agreement are conditioned upon negative drug test results, satisfactory background screening results, and verification of eligibility to work in the United States in accordance with the Immigration Reform and Control Act of 1986, in each case in accordance with standard Corporation policy.

           2.           Term. This Agreement and the Executive's employment are for an indefinite term commencing on November 13, 2006, or such earlier date on which the Executive and the Chief Executive Officer of the Corporation agree. Therefore, the Executive is employed on an at-will basis and either the Executive or the Corporation may terminate his employment at any time and for any reason, with or without "cause" as defined in paragraph 6.c.; provided, however, other than in the case of termination by the Corporation pursuant to paragraph 6.a., b., c. or d., both the Corporation and the Executive shall give the other 60 days' prior written notice of termination. Notwithstanding the foregoing, the Corporation may, at its option, provide up to 60 days' full pay and benefits in lieu of such 60 days' notice or any portion thereof.

           3.           Duties.

                     a.      While the Executive is employed pursuant to this Agreement, he shall perform such duties and discharge such responsibilities as the Board of Directors of the Corporation shall from time to time direct, which duties and responsibilities shall be commensurate with the Executive's position. The Executive shall comply fully with all applicable laws, rules and regulations as well as with the Corporation's policies and procedures. The Executive shall devote his entire working time to the business of the Corporation and shall use his best efforts, skills and abilities in his diligent and faithful performance of his duties and responsibilities hereunder. While the Executive is employed pursuant to this Agreement, he shall not engage in any other business activities or hold any office or position, regardless of whether any such activity, office or position is pursued for profit or other pecuniary advantage, without the prior written consent of the Corporation; provided, however, the Executive may engage in (i) personal investment activities for himself and his family and (ii) charitable and civic activities, so long as such outside interests set forth in subsections (i) and (ii) hereof do not interfere with the performance of his duties and responsibilities hereunder.

                     b.      The Board of Directors of the Corporation reserves the right from time to time to assign to the Executive additional duties and responsibilities and to delegate to other employees of the Corporation duties and responsibilities normally discharged by the Executive. All such assignments and delegations of duties and responsibilities shall be made in good faith and shall not materially affect the general character of the work to be performed by the Executive. The Executive shall hold such officerships and directorships in the Corporation and any subsidiary to which, from time to time, the Executive may be appointed or elected.

           4.           Compensation and Related Matters. As full compensation for the Executive's performance of his duties and responsibilities during his employment pursuant to this Agreement, the Corporation shall pay the Executive the compensation and provide the benefits set forth below:

                     a.      Base Salary. The Corporation shall pay the Executive an annual salary (the "Base Salary") of $265,000, less applicable withholding and other deductions, payable in accordance with the Corporation's then current payroll practices. The Base Salary will be reviewed at least annually by the Corporation's Board of Directors and may be increased, but not decreased, in its sole discretion, in which event any increased Base Salary shall be deemed the Base Salary under this Agreement. Without waiving the generality of the foregoing, the Executive acknowledges and agrees that he does not have any right to receive the same increase in Base Salary or other compensation as is granted to any other executive of the Company

                     b.      Bonus. The Executive shall be entitled to participate in any bonus (each a "Bonus") plan adopted by the Corporation that may be in effect at any time during the Executive's employment by the Corporation, including, without limitation, any bonus plan adopted for officers, or for senior or executive officers, of the Corporation. The Executive's participation in any Bonus plan shall be subject to the plan conditions adopted by the Board of Directors or its Compensation Committee.

                     c.      Benefits.

                                (i)      The Executive shall be entitled to participate in, and receive benefits from, any insurance, medical, dental, disability, incentive compensation, stock option or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during the Executive's employment by the Corporation.

                                (ii)      In addition to the benefits provided under paragraph 4.c(i) above, the Corporation shall pay for any medical or dental costs incurred by the Executive, or his dependents covered by the Corporation's group medical and dental insurance, to the extent not paid by the Corporation's group medical or dental insurance, including, without limitation, deductibles, provided such payment in any calendar year does not exceed an amount equal to 5% of the Executive's Base Salary in that calendar year. In addition, the Corporation shall pay for one comprehensive physical examination of the Executive in each calendar year, together with such diagnostic or other tests that are part of such examination. The Corporation may provide the benefits under this paragraph 4.c(ii) either by purchasing additional insurance or by making direct payments to the Executive or his medical provider, as determined by the Corporation in its sole discretion. As a condition of payment, the Executive must submit bills or other documents satisfactory to the Corporation or its insurance provider.

                     d.      Leave. The Executive shall be eligible to receive and take paid leave that the Corporation generally makes available to its senior officers in accordance with the Corporation's leave policies (as may be revised from time to time).

                     e.      Car Allowance. The Corporation shall provide the Executive with an annual car allowance (the "Car Allowance"), which shall be applied to the purchase or lease of a vehicle. The Car Allowance shall equal 4% of the Executive's Base Salary, less applicable withholding and other deductions, and shall be divided into equal payments and paid on the same basis as the Corporation's payroll. The Executive shall be responsible for the maintenance and operation of the vehicle and the costs associated with the same, including, without limitation, insurance.

           5.           Expenses. The Corporation or its subsidiaries shall reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive shall be required to account to the Corporation for such expenses in the manner prescribed by the Corporation.

           6.           Termination. This Agreement and the Executive's employment shall terminate:

                     a.      immediately upon the Executive's death; or

                     b.      upon the Executive being unable to perform his duties and responsibilities hereunder due to his disability (as defined below). For purposes of this Agreement, the term "disability" shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental condition for a period of 90 consecutive days or 180 non-consecutive days during any 12-month period. During such period of disability, the Executive shall continue to receive the Base Salary (less any Corporation-paid benefits that he receives, such as short term disability or workers compensation, during such period); or

                     c.      upon the existence of cause. For purposes of this Agreement, "cause" shall mean that the Executive: (i) has been convicted of, or entered a plea of nolo contendre to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, fraud, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Corporation's then existing internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of the Corporation or any of its subsidiaries; or (iv) after written notice to the Executive and a reasonable opportunity of at least 30 days to cure, the Executive shall continue (x) to be in material breach of the terms of this Agreement; (y) to fail or refuse to attend to the material duties and responsibilities assigned to him by the Corporation's Board of Directors hereunder; or (z) to be absent excessively for reasons unrelated to disability; or

                     d.      immediately upon notice by the Corporation at any time within the 90-day period beginning on the date hereof, for any reason or for no reason at all;

                     e.      upon the existence of "good reason". For purposes of this Agreement, the following shall constitute "good reason": Upon written notice setting forth the alleged good reason by Executive to the Corporation, and the expiration of a 30-day cure period, there continues to be: (i) a reduction in the Executive's Base Salary and/or in the aggregate benefits provided for hereunder; (ii) the relocation of the Executive's office to a location outside of a 30-mile radius from the Corporation's present Chantilly, Virginia location; (iii) a material breach by the Corporation of the terms of this Agreement; or (iv) the failure by the Corporation to obtain an agreement from any successor to the Corporation to assure that such successor guarantees the Corporation's performance of this Agreement or assumes and undertakes to perform the Corporation's obligations hereunder; provided, however, in the event of a "change in control" as defined in paragraph 6.f. hereof, then the Corporation shall cease to have a 30-day period within which to cure the alleged good reason.

                     f.      for the purposes of this Agreement, the term "change in control" shall mean that:

                                (i)      any "person or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Corporation, any existing director or officer of the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the Common Stock of the Corporation; or

                                (ii)      the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

                                (iii)      the stockholders of the Corporation approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

                     g.      If the Executive's employment is terminated by: (a) the Corporation pursuant to paragraph 6.a., b., c. or d., or (b) the Executive other than pursuant to paragraph 6.e., then, unless the parties otherwise mutually agree in writing, in full satisfaction of the Corporation's obligations under this Agreement the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; provided, however, in the event of termination due to the Executive's death or disability as provided in paragraph 6.a. and b., respectively, then his Base Salary shall continue to be paid up to the end of the month in which the death or termination due to disability occurs; (ii) any Bonus due at the time of termination under a then current Bonus plan; (iii) medical benefit continuation at the Executive's and/or his dependent's expense as provided by law and if eligible and timely and properly elected; provided, however, in the event of termination due to the Executive's death or disability as provided in paragraph 6.a. and b., respectively, then the Corporation will pay the cost of the Executive's medical benefit continuation for Executive and any covered dependents for the "Severance Period" (as defined below) or until the Executive and/or his covered dependents are covered by another company's group health insurance, whichever is sooner; and (iv) benefits, if any, payable upon the Executive's death or disability, respectively.

                     h.      If the Executive's employment is terminated by: (a) the Corporation other than pursuant to paragraph 6.a., b., c. or d. or (b) the Executive pursuant to paragraph 6.e., then, unless the parties otherwise mutually agree, in full satisfaction of the Corporation's obligations under this Agreement the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive: (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (ii) any Bonus due at the time of termination under a then current Bonus plan; (iii) severance in an amount equal to (A) one-twelfth (1/12) of Executive's then current Base Salary hereunder for every period of 30 consecutive days that Executive is employed hereunder, beginning after the expiration of the 90-day period referred to in paragraph 6.d above, up to a maximum severance amount equal to Executive's then current Base Salary hereunder (with such aggregate period of 30-day periods, up to a maximum of twelve (12) such 30-day periods, being referred to herein as the "Severance Period"), or (B) in the event the Executive's employment is terminated twelve months or less after a change in control, an amount equal to 1.5 times the Executive's Base Salary hereunder, in either case in exchange for a general release in form and content satisfactory to the Corporation (which must be executed by the Executive no later than 30 days following employment termination) to be paid in one payment; and (iv) medical benefit continuation at the Executive's and/or his dependent's expense as provided by law and if eligible and timely and properly elected; provided, however, as additional consideration for the general release set forth in this paragraph 6.h.(iii), the Corporation will pay the cost of the Executive's medical benefit continuation pursuant to paragraphs 4.c(i) and 4.c(ii) for the Executive and any covered dependents (and if eligible and timely and properly elected) for (A) up to the Severance Period or until the Executive and/or his covered dependents are covered by another company's group health insurance, whichever is sooner, or (B) in the event the Executive's employment is terminated twelve months or less after a change in control, for 18 months, or until the Executive and/or his covered dependents are covered by another company's group health insurance, whichever is sooner.

                     i.      The Executive hereby acknowledges that he is employed by the Corporation for an indefinite term and nothing in this Agreement, including, without limitation, this paragraph 6, changes the at-will nature of his employment.

                     j.      The severance payment payable under paragraph 6.h(iii) above shall be due and payable promptly upon the release referred to above becoming effective; provided, however, that if such payment constitutes "nonqualified deferred compensation" subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder that are in effect (or any proposed regulations) at the date of employment termination (the "Code"), then such payment shall be made (i) six months and one day after the Executive's "separation from service" as defined in Code Section 409A(a)(2)(A)(i) (or if earlier the date of the Executive's death), if the Executive is a "specified employee" as defined in Code Section 409A(a)(2)(B)(i) and as reasonably determined in good faith by the Corporation or (ii) otherwise after, but not later than two and a half months after, the date of such "separation from service."

7.	Confidential and Proprietary Information; Work Product; Warranty; Non-Competition; Non-Solicitation.

                     a.      Confidentiality. The Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, "Confidential Information") which have been developed by the Corporation and which are used by the Corporation in its business. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of the Corporation's relationships with its customers, including, without limitation, the financial relationship with a customer, knowledge of the internal "politics"/workings of a customer organization, a customer's technical needs and job specifications, knowledge of a customer's strategic plans and the identities of contact persons within a customer's organization; (iii) the Corporation's marketing and development plans, business plans; and (iv) other information proprietary to the Corporation's business. The Executive shall not, at any time during or after his employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Corporation or the customer or as required in the performance of his duties and responsibilities hereunder. The Executive shall return all customer and/or Corporation property, such as computers, software and cell phones, and documents (and any copies including, without limitation, in machine or human-readable form), to the Corporation when his employment terminates. The Executive shall not be required to keep confidential any information, which (x) is or becomes publicly available through no fault of the Executive or (y) is already in his possession (unless obtained from the Corporation or one of its customers). Further, the Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of his duties and responsibilities hereunder, so long as he applies such information without disclosure or use of any Confidential Information.

                     b.      Work Product. The Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by the Corporation and for a period of 6 months thereafter, that (i) relate, whether directly or indirectly, to the Corporation's actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by the Executive on the Corporation's behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the "Work Product"). All Work Product shall be and remain the property of the Corporation. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Corporation in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of the Corporation's absolute ownership of all Work Product, the Executive agrees that he shall (i) not use any Work Product for the benefit of any party other than the Corporation and (ii) perform such acts and execute such documents and instruments as the Corporation may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Corporation; provided, however, if following 10 days' written notice from the Corporation, the Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Corporation's officers as his attorney-in-fact to execute such documents on his behalf. This agency is coupled with an interest and is irrevocable without the Corporation's prior written consent.

                     c.      Warranty. The Executive represents and warrants to the Corporation that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to the Corporation; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) the Executive has the legal right to grant the Corporation the assignment of his interest in the Work Product as set forth in this Agreement; and (iv) he has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for software that he has a right to use for the purpose for which it shall be used, in his employment hereunder.

                     d.      Non-Competition; Non Solicitation. The Executive agrees that during his employment by the Corporation and for 18 months thereafter, regardless of the circumstances which result in his termination, he shall not within the continental United States (i) engage or attempt to engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in any business activity which is the same as, substantially similar to or directly competitive with the Corporation; (ii) solicit or attempt to solicit, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a customer of the Corporation or has been a customer or solicited by the Corporation in the preceding 18-month period, to purchase products or services directly competitive with those sold or provided by the Corporation from any entity other than the Corporation; (iii) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then employed by the Corporation or engaged by the Corporation as an independent subcontractor or consultant; and/or (iv) encourage or induce, whether directly or indirectly, any individual who is then employed by the Corporation or engaged by the Corporation as an independent contractor or consultant to end his/her business relationship with the Corporation; provided, however, nothing in this paragraph 7.d. shall prevent the Executive from owning, solely as an investment, up to 5% of the securities of any publicly-traded company.

                     e.      Cooperation. The Executive agrees, upon reasonable notice, to cooperate fully with the Corporation and its legal counsel on any matters relating to the conduct of any litigation, claim, suit, investigation or proceeding involving the Corporation in connection with any facts or circumstances occurring during the Executive's employment with the Corporation in which the Corporation reasonably determines that the Executive's cooperation is necessary or appropriate.

                     f.      Injunctive Relief; Remedy. The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this paragraph 7 shall result in an irreparable and continuing harm to the Corporation for which there shall be no adequate remedy at law. The Corporation shall, without posting a bond, be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to the Corporation. All expenses, including, without limitation, attorney's fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of paragraph 7 of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

                     g.      Essential and Independent Agreements. It is understood by the parties hereto that the Executive's obligations and the restrictions and remedies set forth in this paragraph 7 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Corporation would not have entered into this Agreement or employed (or continued to employ) him. The Executive's obligations and the restrictions and remedies set forth in this paragraph 7 are independent agreements and the existence of any claim or claims by him against the Corporation under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this paragraph 7.

                     h.      Survival of Terms; Representations. The Executive's obligations under this paragraph 7 hereof shall remain in full force and effect notwithstanding the termination of his employment. He acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this paragraph 7 do not create an undue hardship on him and will not prevent him from earning a livelihood. He further acknowledges that he has had a sufficient period of time within which to review this Agreement, including, without limitation, this paragraph 7, with an attorney of his choice and he has done so to the extent he desired. The Executive and the Corporation agree that the restrictions and remedies contained in this paragraph 7 are reasonable and necessary to protect the Corporation's legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that he and the Corporation intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. The Executive agrees that given the scope of the Corporation's business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Corporation the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

           8.           Successors. This Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives and successors and assigns. However, the Executive's performance hereunder is personal to the Executive and shall not be assignable by the Executive. The Corporation may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

           9.           Miscellaneous.

                     a.      Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.

                     b.      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to principles of conflicts of law.

                     c.      Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive's W-2 earnings statements or 1099 statements. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                     d.      Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                     e.      Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

                     f.      Integrated Agreement. This Agreement constitutes the entire under-standing and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, including, without limitation, the Predecessor Agreement which shall be of no force and effect upon this Agreement becoming effective, understandings, memoranda, term sheets, conversations and negotiations. There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or herein provided for.

                     g.      Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. For purposes of this Agreement: "herein, "hereby," "hereinafter," "herewith," "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

                     h.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive: ______________ at
the address first set forth above

If to the Corporation:

Intersections Inc.
14901 Bogle Street
Chantilly, Virginia 20151
Attention: ______________
Facsimile: 703-488-_______
with copies to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Attention: Martin H. Neidell
Facsimile: 212-806-6006

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

                     i.      No Limitations. The Executive represents his employment by the Corporation hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

INTERSECTIONS INC.

By: __________________________ Name: Position:	__________________________ ________________________